MC SHIPPING INC.
24 Avenue de Fontvieille
Monte Carlo
Monaco

…. FOR IMMEDIATE RELEASE ….

MC SHIPPING ANNOUNCES YEAR END RESULTS AND SHARE DIVIDEND

NEW YORK (March 17, 2004): MC Shipping Inc. (AMEX : MCX) said net income for the year ended December 31, 2003 was a record $3,091,155 or $0.37 per share, compared to a net income of $2,241,906 or $0.27 per share in 2002.

The Company's earnings before interest, taxes, depreciation and amortization (EBITDA) were approximately $20.1 million and the ratio of EBITDA to interest expense was approximately 4.1 for the year ended December 31, 2003. In 2002, EBITDA was approximately $20.0 million and the ratio of EBITDA to interest expense was approximately 3.1. EBITDA is defined by the Company as Net Income before income taxes, interest, depreciation and amortization and provision for impairment loss.

Total revenues (excluding interest income) in 2003 were $ 35,797,522 compared to $41,858,999 in 2002. Vessel operating expenses were $17,875,984 for the year 2003 compared to $19,547,436 in 2002. Operating expenses were approximately 50.0% of revenues as compared to 46.7% in the prior year. The fleet on-hire performance was 95.1% in 2003 down from 97.6% in 2002.

For the quarter ended December 31, 2003, net income was $742,744 or $0.09 per share, compared to a net income of $600,621 or $0.07 per share in the same quarter of 2002. Revenues for the quarter were $7,688,106, compared to $10,507,773 posted in the same quarter of 2002.

In light of the continued profitable operations, the Company’s Board of Directors has decided to distribute a stock dividend of 1 share for every 20 shares owned. A separate press release will outline the details of the dividend distribution.

In January 2004, the Company received appraisals for its fleet from recognized independent shipping brokers. The average current market value of the company fleet was approximately $61.8 million. This value is approximately equal to the book value of the vessels.

“We have, for the first time in our corporate history, achieved net income above $3 million in 2003. While our operating income was lower than last year, owing to the sale of four containerships in July 2003, we were able to achieve substantial gains from the sale of the vessels. We also had gains on repurchases of notes counterbalanced by a provision for impairment loss. We have achieved a return of 12% on our shareholders’ equity, and we have grown our net income by 38% over the previous year. In addition, our share price has more than doubled over the last 12 months.” stated Guy Morel, Company President.

“We believe that we can be proud of our achievements and we are pleased to have serviced our shareholders well. As a result, we have resumed our dividend policy, through a share dividend distribution.”

“Throughout the year, we have continued to apply our stated strategy of consolidation and high return investments. We have sold some older ships at a profit, and we have bought back some of our outstanding bonds, thus making our Company leaner and more profitable. The shipping industry has seen unprecedented growth in 2003, and we are continuing to look for good alternative projects to invest in,” added Morel.

“We now believe that we are ideally positioned to take advantage of the opportunities existing in our historical markets of containerships and LPG carriers”, Morel concluded.

MC Shipping currently operates a fleet of 13 feeder LPG ships, medium haul container vessels and small river coastal vessels, which are chartered out to major operators.

12 months financial summary for the period ended December 31, 2003 (US$)

	2003	2002
Charterhire and other income	$35,797,522	$41,858,999
Commissions on charter hire	(895,394)	(1,100,422)
Operating expenses	(17,875,984)	(19,547,436)
General & administrative expenses	(1,419,368)	(1,382,587)
Depreciation & dry-dock amortization	(9,472,242)	(9,702,898)

Operating income	6,134,534	10,125,656
Interest expense	(4,866,062)	(6,418,537)
Interest income	110,603	127,559
Provision for impairment loss on vessels	(2,693,650)	(1,687,370)
Gains on disposals of vessels	1,785,253	0
Gains on repurchases of bonds	2,620,477	94,598

Net income	3,091,155	2,241,906
Net income per share	0.37	0.27

Average number of shares outstanding	8,256,463	8,228,868
Shareholders equity	$29,228,586	$25,788,339

Reconciliation of EBITDA to net income
EBITDA	20,123,109	20,050,711
Less: interest expense	(4,866,062)	(6,418,537)
Less: depreciation and amortization	(9,472,242)	(9,702,898)
Less: provision for impairment loss	(2,693,650)	(1,687,370)

Net Income	3,091,155	2,241,906

3 months financial summary for the period ended December 31, 2003 (US$)

	2003	2002
Charterhire and other income	$7,688,106	$10,507,773
Net Income	742,744	600,621
Net income per share	0.09	0.07

[Certain statements in this press release are "forward-looking statements" as that term is defined under United States federal securities laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual events to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, changes in the implementation of the Company's plans for growth, the identification of suitable vessels for purchase, the availability of additional financing, the cyclical nature of the shipping industry, competition, general economic conditions and other factors affecting the Company's business and markets which are detailed in the Company's filings with the United States Securities and Exchange Commission.]

For further information please contact
Guy Morel at 011 377 9205 1011
Peter Shaerf at 646 623 5333
Email investorrelations@mcshipping.com